Exhibit 99.1

Penumbra, Inc. Announces Don Kassing will Retire from Board of Directors

ALAMEDA, Calif., Feb. 21, 2025 /PRNewswire/ -- Penumbra, Inc. (NYSE: PEN), the world’s leading thrombectomy company, announced today that after 17 years of distinguished service, Don Kassing has notified the company that he will retire from the board of directors effective April 1, 2025. Kassing joined Penumbra's board of directors in 2008 and has served as Presiding Director since 2015.

"We are grateful for Don's many contributions to the board over the years, particularly his wisdom and guidance in complex situations and through our phases of growth," said Adam Elsesser, board chair, president and chief executive officer of Penumbra. "We also thank Don for his steadfast leadership and dedication to helping Penumbra advance our mission of helping more and more people over the years."

Mr. Kassing is President Emeritus of San Jose State University. Mr. Kassing served as President of San Jose State University from 2004 to 2008, Interim President from 2010 to 2011, and Vice President, Administration and Finance and Chief Financial Officer from 1993 to 2004. Prior to his tenure at San Jose State University, Mr. Kassing spent 18 years in higher education and 11 years in private industry, including eight years in merchandising/marketing and operations management at Caleres, Inc. (formerly known as the Brown Group, Inc.), a leading footwear retailer and wholesaler, and spent 3 years in corporate finance at the General Motors Corporation. Mr. Kassing received a B.A. and an M.B.A. from Saint Louis University.

About Penumbra
Penumbra, Inc., the world’s leading thrombectomy company, is focused on developing the most innovative technologies for challenging medical conditions such as ischemic stroke, venous thromboembolism such as pulmonary embolism, and acute limb ischemia. Our broad portfolio, which includes computer assisted vacuum thrombectomy (CAVT), centers on removing blood clots from head-to-toe with speed, safety and simplicity. By pioneering these innovations, we support healthcare providers, hospitals and clinics in more than 100 countries, working to improve patient outcomes and quality of life. For more information, visit www.penumbrainc.com and connect on Instagram, LinkedIn and X.

Investor Relations
Penumbra, Inc.
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Source: Penumbra, Inc.